UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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LEE ENTERPRISES, INCORPORATED

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Lee Enterprises Nominees Supported by Second Leading Proxy Advisory Firm

Glass Lewis Joins ISS in Recommending FOR Lee’s Three Director Nominees

DAVENPORT, Iowa – March 2, 2022 – Lee Enterprises Inc. (NASDAQ: LEE) (“Lee” or the “Company”), today announced that independent proxy advisory firm Glass, Lewis & Co., LLC (“Glass Lewis”) has recommended that Lee shareholders vote on Lee’s WHITE proxy card “FOR” all of Lee’s director nominees.

With a similar recommendation from Institutional Shareholder Services’ (“ISS”) announced yesterday, both leading proxy advisory firms have rejected the “Withhold” campaign that Alden Global Capital LLC (together with its affiliates, “Alden”) is waging against two of Lee’s nominees.

The Lee Enterprises Board of Directors commented:

“We urge shareholders to ignore Alden’s disingenuous, self-serving campaign and support the Lee nominees, consistent with the Glass Lewis and ISS recommendations. Lee’s three nominees – Chairman Mary Junck, Lead Independent Director Herb Moloney and CEO Kevin Mowbray – are key leaders guiding the transformation and growth of our business. We look forward to continuing to benefit from their experience, valuable insights and hard work as we execute our strategy and build value for all shareholders.”

In making its recommendation, Glass Lewis noted1:

•	“Upon review of the facts and circumstances surrounding this campaign, we find significant cause to question Alden’s actions and we do not believe Lee’s shareholders would be best served by supporting its campaign.”

•	“…[W]e find Lee’s total shareholder returns have been strong in recent periods, particularly since the BHMG acquisition and over the last 12 to 18 months as the Company has reported progress and measurable results on its transformation strategy. Those results include industry-leading growth in digital subscribers, digital advertising revenue and total digital revenue, achieved under the current board and management’s strategy.”

•	“…Alden’s reputation and track record, stated view on how to fix newspaper firms for the digital environment and recent campaigns at two other newspaper companies suggest Alden is attempting to advance its well-established agenda by seeking to destabilize Lee’s current leadership with hopes of acquiring the Company on the cheap.”

•	“Based on the strategy and results this board has delivered to date since Lee embarked on its transformation process… we see no reason to support efforts that would threaten to disrupt the Company’s progress or potentially enable an investor with questionable intentions to seek to reap the benefits of this strategy or the inherent value of Lee solely for itself.”

Lee’s Board urges shareholders to protect their investment by voting “FOR” ALL the Board’s three nominees using the WHITE proxy card. If you have already returned a blue proxy card sent by Alden, you can change your vote by signing, dating, and returning a WHITE proxy card. Only your latest dated proxy card will be counted.

1 Glass Lewis report, March 2, 2022. Permission to use quotes neither sought nor obtained. Emphasis added.

If you have any questions or require any assistance in voting your shares, please contact Lee’s proxy solicitor:

Morrow Sodali LLC

509 Madison Avenue Suite 1206

New York, NY 10022

Shareholders Call Toll Free: 800-662-5200

Banks, Brokers, Trustees, and Other Nominees Call Collect: 203-658-9400

Email: LEE@investor.MorrowSodali.com

About Lee Enterprises

Lee Enterprises is a major subscription and advertising platform and a leading provider of local news and information, with daily newspapers, rapidly growing digital products and over 350 weekly and specialty publications serving 77 markets in 26 states. Year to date, Lee’s newspapers have average daily circulation of 1.0 million, and our legacy websites, including acquisitions, reach more than 47 million digital unique visitors. Lee’s markets include St. Louis, MO; Buffalo, NY; Omaha, NE; Richmond, VA; Lincoln, NE; Madison, WI; Davenport, IA; and Tucson, AZ. Lee Common Stock is traded on NASDAQ under the symbol LEE. For more information about Lee, please visit www.lee.net.

Forward-Looking Statements

The information provided in this press release may include forward-looking statements relating to future events or the future financial performance of the Company. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as “aims,” “anticipates,” “plans,” “expects,” “intends,” “will,” “potential,” “hope” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon current expectations of the Company and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties. Detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in report relating to the Company may be found in the Company’s periodic filings with the SEC, including the factors described in the sections entitled “Risk Factors,” copies of which may be obtained from the SEC’s website at www.sec.gov. The Company does not undertake any obligation to update forward-looking statements contained in this press release.

Investor Contact

IR@lee.net

(563) 383-2100

Media Contact

Jamie Tully/Jenny Gore

Sard Verbinnen & Co

Lee-SVC@sardverb.com